Exhibit 10.11

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (hereinafter referred as the “Assignment”) is made effective as of July 3, 2023, by and among Convexityshares Trust, a Delaware statutory trust (the “Trust”) for itself and on behalf of each series listed on Exhibit A to the Agreement (as amended from time to time) (the “Funds”), Convexityshares, LLC, a Delaware limited liability company, the sponsor of the Funds (“Sponsor”) Teucrium Trading, LLC, a Delaware limited liability company, the new sponsor of the Funds (“New Sponsor”), and U.S. Bancorp Fund Services, LLC dba U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”). The Trust, Funds, Sponsor, New Sponsor and Fund Services are referred to herein as the “Parties.”

WHEREAS, the Trust, Funds, Sponsor and Fund Services have entered into a Fund Administration Servicing Agreement dated July 8, 2021 (as amended or otherwise modified from time to time, the “Admin Agreement”) with respect to the provision of certain services by Fund Services to the Funds, as described in the Admin Agreement (“Services”); and

WHEREAS, under Article 15 of the Admin Agreement, “[w]ithout the written consent of the parties” to the Admin Agreement, it “cannot be assigned to any third party;” and

WHEREAS, Teucrium Trading, LLC desires to take over sponsorship from Convexityshares, LLC (the “Sponsorship Transfer”); and

WHEREAS, the assignment of the Admin Agreement by the Parties to the New Sponsor will not result in a material change in the nature or level of Services provided to the Funds;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Parties to this Assignment agree as follows:

1.	Assignment and Assumption. The Sponsor assigns to, and the New Sponsor hereby assumes, all past, present and future, right, title, and interest in and duties, liabilities and obligations of the Sponsor under the Admin Agreement.

2.	Release. The Sponsor is hereby released from all past, present and future, right, title, and interest in and duties, liabilities and obligations under the Admin Agreement.

3.	Consent. As required by Article 15 of the Admin Agreement, the Trust and the Funds hereby consent to the assignment and assumption provided in Section 1 of this Assignment.

4.	Ratification of Terms of the Admin Agreement; Effect. The Admin Agreement shall have the same force and effect with respect to each Party as if it had been executed directly thereby; and the terms of the Admin Agreement (including, without limitation, the current fee schedule thereto), as assigned by this Assignment, are hereby approved, ratified and confirmed by the Parties and may only be amended pursuant to a writing executed by Fund Services and the Trust, Funds, and New Sponsor consistent with Article 15 of the Admin Agreement.

5.	Addresses for Notices. Notices to the Funds, Trust, New Sponsor and Fund Services pursuant to Article 20 of the Admin Agreement shall be sent to the following addresses:

Convexityshares Trust

7 Roszel Road, Suite 1A

Princeton, NJ 08540

U.S. Bancorp Fund Services, LLC

615 E. Michigan Street

Milwaukee, WI 53202

Attention: President

Teucrium Trading, LLC

3 Main Street, Suite 215

Burlington, VT 05401

6.	Ratification of Operational Documents. The Parties hereto agree that any and all operational documents (including, without limitation, any authorized signers lists, funds transfer operating guidelines, standing instructions and price source authorizations) currently in effect are hereby approved, ratified and confirmed and that Fund Services shall be entitled to rely upon the same as if they had been executed, entered into or established directly by Fund Services.

7.	Representations and Warranties. Each of the Parties hereto represents and warrants that: (i) it is legally authorized to enter into this Assignment; (ii) its execution, delivery and performance of this Assignment does not conflict with any provision of law applicable to it or of its governing documents or of any agreement binding upon it; and (iii) all acts, conditions and things required to be done and performed by it and to have occurred with respect to it prior to its execution, delivery and performance of this Assignment and to render the same legal, valid and binding obligation of such entity enforceable against such entity in accordance with its respective terms have been done and performed and have occurred in compliance with applicable laws.

8.	Use of Information. Each of the Parties hereby irrevocably undertakes that it shall not use any of the information that it receives directly or indirectly as a result of the relationship established by this Assignment (“Information”) for any purpose other than to provide Services contemplated by the Admin Agreement and this Assignment. In that regard, each of the Parties hereby agrees that it shall use all commercially reasonable endeavors to ensure that its personnel, authorized entities, and affiliates do not use Information in order to solicit other business arrangements with the advisers and subadvisers to the Funds.

9.	Assurance and Cooperation. Following the date of this Assignment, and subject to the terms hereof, each of the Parties hereto agrees to execute and deliver such other documents and to take such actions that shall be reasonably requested by any other Party hereto in order to carry out and effectuate the transactions and actions contemplated by this Assignment.

10.	Amendments. No amendment, modification, revision or waiver of any of the terms or conditions of this Assignment shall be effective unless in writing signed by all of the parties hereto.

11.	Limitations. This Assignment is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of Trust or Funds individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund and the assets of one Fund shall not be liable for the obligations of another Fund.

12.	Counterparts. This Assignment may be simultaneously executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart by electronic means shall be deemed delivery of an original counterpart hereof.

13.	Binding Agreement. This Assignment shall be binding upon each of the Parties, their successors and any assigns, provided in the case of any assign that the assignment satisfied the requirements of Article 15 of the Admin Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the date last written below.

Convexityshares Trust		Convexityshares, LLC

By:	/s/ Joseph Ferraro	By:	/s/ Joseph Ferraro
Name:	Joseph Ferraro	Name:	Joseph Ferraro
Title:	Chief Compliance officer	Title:	Chief Compliance officer
Date:	6/22/2023	Date:	6/22/2023

U.S. Bancorp Fund Services, LLC		Teucrium Trading, LLC

By:	/s/ Jason Hadler	By:	/s/ Cory Mullen-Rusin
Name:	Jason Hadler	Name:	Cory Mullen-Rusin
Title:	Senior Vice President	Title:	CFO
Date:	6/23/2023	Date:	6/22/2023

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